Exhibit 10.1
Tourmaline Bio, Inc.
Non-Employee Director Compensation Policy
Originally Adopted: October 23, 2023
Last Amended and Restated: April 2, 2025

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Tourmaline Bio, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. The policy will become effective as of the date of its adoption, as set forth above (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation
The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and the Eligible Director will be paid regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Additional Retainer for Non-Executive Chair: $30,000
2.Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $18,750
b.Chair of the Compensation Committee: $12,000
c.Chair of the Nominating and Corporate Governance Committee: $10,000
3.Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.Member of the Audit Committee: $9,375
b.Member of the Compensation Committee: $6,000
c.Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation
The equity compensation set forth below will be granted under the Company’s 2023 Equity Incentive Plan or any successor plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of the Company’s common stock (the “Common Stock”) on the date of grant, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan and applicable award agreement).

1.Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase 33,600 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest in substantially equal monthly installments over the three-year period following the date of grant such that the Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. The Initial Grant will vest in full upon a Change in Control (as defined in the Plan).

2.Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date (each, an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase 16,800 shares of Common Stock (the “Annual Grant”); provided, that in no event will the grant date fair value of the Annual Grant exceed $400,000 as determined in accordance with Financial Accounting Standards Board ASC Topic 718. If an Eligible Director was elected or appointed for the first time to be an Eligible Director after the Effective Date and prior to an Annual Meeting, then, on the date of the first Annual Meeting following such election or appointment and in addition to the Annual Grant, and without further action by the Board or the Compensation Committee of the Board, the Eligible Director will be granted a prorated Annual Grant (the “Prorated Annual Grant”) to purchase the number of shares of Common Stock equal to 10,000 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting that occurred prior to the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant and Prorated Annual Grant shall cliff vest upon the earlier of (x) the first anniversary of the date of grant and (y) the Annual Meeting that immediately follows the date of grant, subject to the Eligible Director’s Continuous Service through the vesting date. The Annual Grant and Prorated Annual Grant will vest in full upon a Change in Control.

Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan or the corresponding provision of any successor plan.

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